POPULAR, INC. Contact:	Exhibit 99.1
Investor Relations:
Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685
Media Relations:
Teruca Rullán Senior Vice President Corporate Communications 787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Financial Results for the Quarter Ended
September 30, 2007

San Juan, Puerto Rico, Friday, October 19, 2007 – Popular, Inc. (“the Corporation”) (NASDAQ: BPOP, BPOPO) announced today its financial results for the third quarter of 2007. Net income for the quarter ended September 30, 2007 was $36.0 million, compared with $82.2 million in the same quarter of 2006 and $75.0 million in the second quarter of 2007. Basic and diluted earnings per common share (EPS) for the quarter ended September 30, 2007 were $0.12, compared with $0.28 for the quarter ended September 30, 2006, and $0.26 for the quarter ended June 30, 2007. The reduction in the Corporation’s consolidated net income for the third quarter of 2007 was driven principally by net losses in its U.S. operations of $44.7 million for the third quarter of 2007.

The Corporation’s net income for the third quarter of 2007 represented a return on assets (ROA) of 0.30% and a return on common equity (ROE) of 3.52%, compared with 0.67% and 8.75%, respectively, in the same quarter of 2006, and 0.64% and 7.80%, respectively, in the second quarter of 2007.

“The results of the third quarter continue to reflect the impact of unprecedented market conditions, particularly on our mainland U.S. operations. The Corporation’s core operations in Puerto Rico continued to perform well despite a difficult economic environment which presents credit challenges. We continue to realign our U.S. operations to return them to acceptable levels of profitability. We will strengthen our core banking businesses, which are healthy, and will review our non core banking activities. We are currently evaluating strategic alternatives for all non-core businesses and have several cost control initiatives underway.” indicated Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc.

Financial results for the third quarter of 2007 were principally impacted by the following items (on a pre-tax basis):

•	An $84.6 million increase in the provision for loan losses for the third quarter of 2007 as compared with the same quarter in the previous year, which was mostly influenced by higher charge-offs due to a slowdown in the housing sector, particularly in the U.S. mainland, and to weak economic conditions in Puerto Rico. The provision for loans losses for the quarter ended September 30, 2007 increased by $32.9 million compared with the second quarter of 2007.

•	A decrease of $24.3 million in non-interest income, mostly driven by lower gain on sale of loans and reductions in value in the residual interests of Popular Financial Holdings (“PFH”).

The above were partially offset by:

•	Higher net interest income by $18.1 million

•	Lower operating expenses by $13.0 million, and

•	Lower income tax expense by $31.8 million.

Further details on the above items are provided later in this press release.

For the nine months ended September 30, 2007, the Corporation’s net income totaled $229.6 million, compared to $298.0 million for the same period in 2006. Basic and diluted EPS for the nine months ended September 30, 2007 were $0.79, compared with $1.04 for the nine months ended September 30, 2006. ROA and ROE for the first nine months of 2007 were 0.65% and 8.01%, respectively, compared with 0.82% and 11.00%, respectively, for the same period in 2006.

This press release should be read in conjunction with the accompanying Exhibit A which is an integral part of this report.

Net interest income

Net interest income reflected an increase of $18.1 million for the quarter ended September 30, 2007 when compared with the same quarter in 2006. The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarter ended September 30, 2007, compared with the same quarter in 2006:

(Dollars in billions)	Average balances				Average Yields / Costs
	3rd	3rd			3rd	3rd
	quarter	quarter	Dollar	%	quarter	quarter
	2007	2006	Variance	Variance	2007	2006	Variance
Money market, trading and investment securities	$10.8	$12.7	($1.9)	(15%)	4.68%	4.54%	0.14%

Loans:
Commercial •	15.3	13.8	1.5	11	7.63	7.67	(0.04)
Mortgage	10.8	12.0	(1.2)	(10)	7.07	6.94	0.13
Consumer	5.6	5.1	0.5	10	10.97	10.71	0.26
Lease financing	1.2	1.3	(0.1)	(8)	7.94	7.15	0.79

Total loans	32.9	32.2	0.7	2	8.03	7.86	0.17

Total earning assets	$43.7	$44.9	($1.2)	(3%)	7.20%	6.93%	0.27%

Interest bearing deposits	$21.7	$19.2	$2.5	13%	3.60%	3.11%	0.49%
Short-term borrowings	8.6	10.6	(2.0)	(19)	5.23	5.30	(0.07)
Long-term borrowings	8.1	10.0	(1.9)	(19)	5.87	5.83	0.04

Total interest bearing liabilities	38.4	39.8	(1.4)	(4)	4.45	4.38	0.07

Non-interest bearing sources of funds	5.3	5.1	0.2	4

Total funds	$43.7	$44.9	($1.2)	(3%)	3.90%	3.88%	0.02%

Net interest spread					2.75%	2.55%	0.20%

Net interest yield					3.30%	3.05%	0.25%

• Includes commercial construction loans

The increase in the net interest yield was mainly the result of improved yield in the Corporation’s earning assets, resulting from the maturity and repricing of collateralized mortgage obligations and U.S. agency securities which carried a low yield, and to a rise in the volume of commercial and consumer loans at higher rates.

The net interest income for the quarter ended September 30, 2007 decreased by $11.3 million, or 3%, compared to the second quarter of 2007. The net interest yield was 3.39% for the quarter ended June 30, 2007. The unfavorable variance was principally the result of derivative losses of $9.7 million for the third quarter of 2007, which are included as funding costs on borrowed funds, compared to derivative gains of $5.4 million for the second quarter this same year. Most of these derivatives are economically hedging long-term debt. The decline in the fair value of the derivative instruments was influenced by disruptions in the financial markets during the third quarter of 2007 and the reduction in interest rates by the Fed in September 2007.

Provision for loan losses

The provision for loan losses totaled $148.1 million or 131% of net charge-offs for the quarter ended September 30, 2007, compared with $63.4 million or 106%, respectively, for the same quarter in 2006, and $115.2 million or 125%, respectively, for the second quarter of 2007. There was an increase of $52.7 million in net charge-offs for the quarter ended September 30, 2007, compared with the same quarter in the previous year, resulting from higher net charge-offs on mortgage loans by $29.2 million, consumer loans by $13.8 million, commercial loans by $8.9 million and in lease financing by $0.8 million. The increase in net charge-offs on mortgage loans reflects the continued credit problems in the U.S. mainland subprime mortgage market, and includes an increase of $16.1 million in charge-offs of second mortgages at PFH. Increases in net charge-offs in the commercial loan and consumer loan portfolios are principally due to higher delinquencies in Puerto Rico resulting from a weak economic environment.

The increase in the provision for loan losses for the third quarter of 2007 when compared to the second quarter of 2007 is primarily the result of further deterioration in the residential mortgage loan market, principally with respect to the subprime portfolio of PFH. Although, as previously announced, PFH has exited the wholesale mortgage loan origination business, the existing subprime portfolio that remains on the Corporation’s books originated by this wholesale business continues to adversely impact the Corporation’s financial results. Refer to the “Overview of Mortgage Loan Exposure at the Corporation” section later in this press release for additional information on PFH’s subprime loan portfolio. The increase of $20.6 million in net charge-offs for the quarter ended September 30, 2007, compared with the second quarter in 2007, resulted from higher net charge-offs on mortgage loans by $21.8 million, including $13.2 million in second mortgages at PFH, and lease financing by $0.4 million, partially offset by declines in consumer loans net charge-offs by $1.1 million and commercial loans by $0.5 million.

The following table presents annualized net charge-offs to average loans held-in-portfolio by loan category.

Annualized Net Charge-offs to Average Loans Held-in-Portfolio
	3rd Quarter	2nd Quarter	3rd Quarter
	2007	2007	2006
Commercial *	0.46%	0.49%	0.25%
Lease financing	1.43	1.24	1.07
Mortgage	1.70	0.87	0.55
Consumer	3.32	3.61	2.58

Total portfolio	1.39%	1.16%	0.77%

* Includes commercial construction loans

Exhibit A provides credit quality data, including certain key credit quality metrics. The allowance for loan losses represented 1.82% of loans held-in-portfolio at September 30, 2007, compared with 1.56% at September 30, 2006 and 1.76% at June 30, 2007. Non-performing assets increased $404 million from September 30, 2006 to the same date in 2007. This increase was principally reflected in mortgage loans by $176 million, commercial loans by $172 million, consumer loans by $8 million and other real estate by $50 million. Non-performing assets rose by $171 million since June 30, 2007, with the increase mainly attributable to an $87 million increase in non-performing commercial loans, $52 million in non-performing mortgage loans, $21 million in other real estate owned and $10 million in consumer loans. The increase in the Puerto Rico operations was mainly in commercial loans, including one large construction loan, while the increase in the U.S. mainland was principally in mortgage loans, reflecting continued adverse credit trends in the U.S. mainland residential mortgage market.

Non-interest income

Non-interest income totaled $167.0 million for the quarter ended September 30, 2007, compared with $191.3 million for the same quarter in 2006 and $203.4 million for the quarter ended June 30, 2007. The decrease in non-interest income for the quarter ended September 30, 2007 as compared to the same quarter in 2006 resulted from the following principal factors / variances.

•	Lower gains on the sale of loans and higher negative valuation adjustments on loans held-for-sale of $14.1 million, on a net pre-tax basis. The decrease in gains on the sale of loans was due to a lower volume of loans originated and the exiting of the wholesale subprime mortgage business by PFH, lower origination volume at E-LOAN due to weakness in the U.S. mainland mortgage and housing market, and the lack of liquidity in the private secondary markets. Also, contributing to the variance was the fact that in the third quarter of 2006 the Corporation realized approximately $7.3 million in gains from an off-balance sheet mortgage loan securitization by PFH. The impact of these variances was partially offset by realized losses of $20.1 million during the third quarter of 2006 from the bulk sale of mortgage loans by BPPR to a private investor.

•	Unfavorable valuation adjustments in PFH’s residual interests, including those classified as available-for-sale and as trading securities, amounted to $14.1 million in the third quarter of 2007, compared with approximately $0.8 million in the same quarter of 2006. These valuation adjustments are included as part of “Net (loss) gain on sale and valuation adjustments of investment securities” and “Trading account profit (loss)” in Exhibit A. These downward adjustments reflect an increase in the discount rate assumption used to value the residual interests from 25% to 30%, revisions in credit loss assumptions based on worsening credit and liquidity conditions in the U.S. subprime market, and a slowdown in prepayment speed for fixed-rate loans. As of September 30, 2007, the aggregate balance of PFH’s residual interests approximated $22 million. As previously disclosed, the Corporation exited the wholesale subprime mortgage loan origination business during the first quarter of 2007. No new residual interests related to subprime mortgage loan securitizations were recorded during the third quarter of 2007.

•	As shown in Exhibit A, other non-interest income rose by $12.9 million in comparison to the third quarter of 2006, mostly driven by increases of $9.2 million in net mortgage servicing fees and $4.8 million in debit and credit card fees.

The decrease in non-interest income when comparing the results for the third quarter of 2007 to the second quarter of 2007 was due to lower net gains on the sale of loans and valuation adjustments of loans held-for-sale by $22.3 million primarily at E-LOAN and PFH due to lack of liquidity in the secondary markets. Also, there were trading account losses in the third quarter of 2007 of $2.9 million, compared to trading profits in the second quarter of 2007 of $10.4 million. The consolidated trading account losses for the quarter ended September 30, 2007 reflect trading profits of $9.2 million in the Puerto Rico operations that were offset by the write-downs in PFH’s residual interests classified as trading securities of $12.1 million.

Non-interest expenses

Operating expenses totaled $347.0 million for the quarter ended September 30, 2007, a decrease of $13.0 million, or 4%, compared with the same quarter in 2006, and a decrease of $14.1 million, or 4% when compared to the second quarter of 2007. The reduction in operating expenses for the quarter ended September 30, 2007 compared with the same quarter in 2006 was principally in personnel costs, which declined by $12.5 million. Of this decrease, $11.7 million was related to the Corporation’s U.S. mainland operations, primarily due to the restructuring plan implemented at PFH. The Corporation’s full-time equivalent employees were 12,181 at September 30, 2007, a decrease of 423 from the same date in 2006. Other operating expense categories in the aggregate remained stable for the quarter ended September 30, 2007 as compared to the same quarter in the previous year. The decrease in operating expenses for the quarter ended September 30, 2007 compared to the quarter ended June 30, 2007 was also principally in personnel costs which declined by $12.0 million. This decline was associated primarily with the reversal of accruals for bonuses and incentives that are linked to financial performance, lower medical insurance costs and lower savings plan expenses.

Income tax benefit amounted to $3.9 million for the quarter ended September 30, 2007, compared with income tax expense of $27.9 million in the same quarter of 2006, and $23.6 million in the second quarter of 2007. The tax benefit in the third quarter of 2007 is directly associated with the taxable loss in the Corporation’s U.S. mainland operations.

Balance sheet information

The accompanying Exhibit A provides information on principal categories of the Corporation’s balance sheet at September 30, 2007, September 30, 2006 and June 30, 2007, and the following provides more detailed information.

A breakdown of the Corporation’s investment securities available-for-sale and held-to-maturity is provided below:

	September 30,	June 30,		September 30,
(In millions)	2007	2007	Variance	2006	Variance
U.S Treasury securities	$475.8	$462.6	$13.2	$493.5	($17.7)
Obligations of U.S. government sponsored entities	6,014.6	6,182.1	(167.5)	6,891.9	(877.3)
Obligations of Puerto Rico, states and political subdivisions	178.3	186.2	(7.9)	188.5	(10.2)
Collateralized mortgage obligations	1,469.7	1,532.4	(62.7)	1,713.3	(243.6)
Mortgage-backed securities	949.5	960.2	(10.7)	1,071.2	(121.7)
Equity securities	41.3	45.3	(4.0)	72.8	(31.5)
Other	28.6	35.1	(6.5)	84.6	(56.0)

Total	$9,157.8	$9,403.9	($246.1)	$10,515.8	($1,358.0)

The vast majority of these investment securities, or approximately 99%, are rated the equivalent of AAA by the major rating agencies. The mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) are investment grade securities, all of which are rated AAA by at least one of the three major rating agencies as of September 30, 2007. All MBS held by the Corporation and approximately 83% of the CMOs held as of September 30, 2007 are guaranteed by government sponsored entities.

The decrease in the Corporation’s investment securities portfolio from September 30, 2006 was mainly due to maturities of U.S. agency securities with low rates which were not replaced as part of the Corporation’s strategy to deleverage the balance sheet.

A breakdown of the Corporation’s loan portfolio at period-end, which represents the principal category of earning assets, follows:

	September 30,	June 30,		September 30,
(In billions)	2007	2007	Variance	2006	Variance
Commercial *	$15.5	$15.2	$0.3	$14.1	$1.4
Mortgage	10.8	11.0	(0.2)	11.2	(0.4)
Consumer	5.8	5.4	0.4	5.2	0.6
Lease financing	1.2	1.2	—	1.3	(0.1)

Total	$33.3	$32.8	$0.5	$31.8	$1.5

* Includes commercial construction loans

A breakdown of the Corporation’s deposits at period-end follows:

	September 30,	June 30,		September 30,
(In billions)	2007	2007	Variance	2006	Variance
Demand *	$4.7	$5.0	($0.3)	$4.3	$0.4
Savings	9.3	9.5	(0.2)	8.4	0.9
Time	12.6	10.9	1.7	10.4	2.2

Total deposits	$26.6	$25.4	$1.2	$23.1	$3.5

* Includes non-interest and interest bearing demand deposits

The growth in time deposits from June 30, 2007 was principally in brokered certificates of deposit which increased from $0.6 billion at June 30, 2007 to $2.1 billion at September 30, 2007. This increase in brokered certificates of deposit is directly related to the reduced availability of non-deposit funding and the decision of the Corporation to substitute overnight borrowings with longer term funding. The increase in time deposits from September 30, 2006 to the same date in 2007 was primarily due to competitive interest rate campaigns by Banco Popular de Puerto Rico (“BPPR”) and to the increased volume of brokered certificates of deposits. The increase in savings deposits from September 30, 2006 was mainly due to the U.S. mainland operations as a result of deposits captured through E-LOAN’s online platform.

The accompanying Exhibit A also provides information on outstanding borrowings and stockholders’ equity at September 30, 2007 and 2006, and June 30, 2007. Also, refer to the “Liquidity and Capital Resources” section in this press release for a discussion of the Corporation’s liquidity position as of the end of the third quarter of 2007.

***

Overview of Mortgage Loan Exposure at the Corporation

The following table provides information on the Corporation’s mortgage loan exposure (for loans held-in-portfolio, thus excludes loans held-for-sale) at September 30, 2007. Subprime mortgage loans refer to mortgage loans made to individuals with a FICO® score of 660 or below. FICO® scores are used as an indicator of the probability of default for loans.

(In millions)	Prime loans	Subprime loans	Total
Banco Popular de Puerto Rico	$1,128	$1,197	$2,325
Popular North America:
Banco Popular North America	534	1,169	1,703
Popular Financial Holdings:
- Owned-in-trust	1,275	2,365	3,640
- Owned — originated through wholesale channels	217	747	964
- Owned — originated through consumer branches	305	814	1,119

Sub-total	$3,459	$6,292	$9,751
Other not classified as prime or subprime loans			729

Total			$10,480

BPPR’s mortgage loans held-in-portfolio that are considered subprime under the above definition approximated 51% of its total mortgage loans held-in-portfolio as of September 30, 2007 based on amounts presented on the table above. The Corporation, however, believes that the particular characteristics of this subprime portfolio limit its exposure under current market conditions. BPPR’s loans are fixed-rate fully amortizing, full-documentation loans that do not have the level of layered risk associated with subprime loans offered by certain major U.S. mortgage loan originators. Deteriorating economic conditions have impacted the mortgage delinquency rates in Puerto Rico increasing the levels of non-accruing mortgage loans. However, BPPR has not to date experienced significant increases in losses. The annualized ratio of mortgage loans net charge-offs to average mortgage loans held-in-portfolio for this subprime portfolio was 0.11% for the nine months ended September 30, 2007.

BPNA’s mortgage loans held-in-portfolio considered subprime under the above definition approximated 69% of its total mortgage loans held-in-portfolio as of September 30, 2007. This portfolio has principally two products — either 7/1 ARMs (fixed-rate interest until end of year seven in which interest rate begins to reset annually until maturity) or fixed-rate mortgages - with no characteristics associated with subprime loans. Deteriorating economic conditions in the U.S. mainland housing market have impacted the mortgage industry delinquency rates, however, the levels of non-accruing mortgage loans in BPNA’s subprime mortgage portfolio have performed much better than the Corporation’s subprime portfolio at PFH because BPNA’s subprime mortgage portfolio consists of fixed rate loans. The non-accruing loans to loans held-in-portfolio ratio for BPNA’s subprime mortgage loans was 2.65% at September 30, 2007. The annualized ratio of mortgage loans net charge-offs to average mortgage loans held-in-portfolio for this subprime portfolio was 0.94% for the nine months ended September 30, 2007.

PFH’s mortgage loans held-in-portfolio is segregated between loans “owned-in-trust” (loans included in securitizations that did not qualify for sale treatment) totaling $3.6 billion (which are described below) and loans “owned” amounting to $2.1 billion at September 30, 2007. The following table provides more detailed information on PFH’s mortgage loans held-in-portfolio.

Table
Mortgage Loan Exposure at Popular Financial Holdings – (excludes mortgage loans held-for-sale)				(c) (d)
As of September 30, 2007
	Total	Vintage	Vintage	Vintage	Vintage	Vintage
(In thousands)	Vintages	2007	2006	2005	2004	2003 & Prior
Prime mortgage loans — Owned portfolio	$522,125	$120,245	$144,312	$111,865	$55,343	$90,360

FICO®- Average score	708	697	704	706	713	719
Original Loan-to-value – Average	81.05%	80.45%	79.55%	86.43%	84.82%	73.35%
% Fixed-rate	90%	96%	84%	83%	97%	98%
% ARM	10%	4%	16%	17%	3%	2%
Delinquencies %	2.14%	1.16%	4.21%	0.54%	0.87%	2.88%
Non-performing %	1.53%	1.11%	3.52%	0.22%	0.46%	1.17%
Charge-offs % — Third Quarter 2007 (a)	0.45%	0%	1.13%	0.32%	0.10%	0.22%
Prime mortgage loans – Owned-in-Trust	$1,275,313	$0	$74,972	$388,933	$420,530	$390,878

FICO®- Average score	713	n/a	696	705	717	717
Original Loan-to-value – Average	83.48%	n/a	83.44%	84.71%	80.62%	84.78%
% Fixed-rate	84%	n/a	45%	64%	96%	98%
% ARM	16%	n/a	55%	36%	4%	2%
Delinquencies %	1.57%	n/a	2.81%	2.38%	0.95%	1.19%
Non-performing %	0.75%	n/a	0.79%	1.09%	0.52%	0.65%
Charge-offs % — Third Quarter 2007 (a)	0.23%	n/a	1.60%	0.16%	0.06%	0.19%
Subprime mortgage loans — Owned portfolio	$1,560,305	$466,353	$423,210	$319,235	$116,116	$235,391

FICO®- Average score	572	588	569	564	565	567
Original Loan-to-value – Average	83.05%	81.35%	81.69%	90.00%	89.77%	75.47%
% Fixed-rate	86%	94%	83%	74%	91%	91%
% ARM	14%	6%	17%	26%	9%	9%
Delinquencies %	12.97%	3.59%	13.34%	19.58%	16.43%	20.21%
Non-performing %	8.12%	1.37%	8.56%	12.45%	11.21%	13.30%
Charge-offs % — Third Quarter 2007 (a)	5.62%	0.13%	2.81%	15.62%	6.17%	4.84%
Subprime mortgage loans – Owned-in-Trust	$2,365,330	$0	$361,191	$916,147	$449,926	$638,066

FICO®- Average score	572	n/a	575	569	576	571
Original Loan-to-value – Average	84.09%	n/a	84.66%	83.42%	83.31%	84.80%
% Fixed-rate	63%	n/a	29%	50%	86%	85%
% ARM	37%	n/a	71%	50%	14%	15%
Delinquencies %	21.82%	n/a	17.62%	24.81%	17.20%	23.16%
Non-performing %	13.50%	n/a	10.90%	15.33%	10.10%	14.72%
Charge-offs % — Third Quarter 2007 (a)	2.74%	n/a	2.38%	3.07%	2.12%	2.88%
Loans without FICO scores	$4,064	$3,441	$232	$0	$0	$391

Total PFH — Mortgage Loans (b)	$5,727,137	$590,039	$1,003,917	$1,736,180	$1,041,915	$1,355,086

FICO®- Average score	612	611	600	604	629	617
Original Loan-to-value – Average	83.27%	81.13%	82.04%	85.95%	82.86%	82.89%
% Fixed-rate	76%	95%	61%	60%	91%	90%
% ARM	24%	5%	39%	40%	9%	10%
Delinquencies %	13.09%	3.07%	12.79%	17.26%	9.69%	14.96%
Non-performing %	8.09%	1.31%	8.11%	10.64%	5.84%	9.51%
Charge-offs % — Third Quarter 2007 (a)	2.72%	0.10%	2.32%	4.59%	1.66%	2.29%
Deferred fees, origination costs, net premiums and other items	115,686

PFH Total Mortgage Loans HIP	$5,842,823

Vintage = year of origination
(a) The average balances used to calculate these net charge-offs to average loans ratios were calculated using the ending balances as of June 30, 2007 and September 30, 2007 for these business areas.
(b) Includes loans without FICO® scores.
(c) PFH’s loans held-for-sale approximated $3 million as of September 30, 2007 and are accounted at lower of cost or market value.
(d) Included above are $315 million in second mortgages.

In the past, PFH originated mortgage loans through various channels including bulk acquisitions, mortgage loan brokers and its retail branch network. As part of the 2007 Restructuring Plan, PFH ceased originating loans through all channels except for loans originated directly through its consumer finance branches and the customer loan center. This has resulted in a significant reduction in total origination of mortgage loans at PFH.

Approximately $3.7 billion of the loans held-in-portfolio by PFH as of September 30, 2007 is pledged as collateral for asset-backed securities issued by the Corporation (in the form of bond certificates) as a financing vehicle through on-balance sheet securitization transactions. These loan securitizations conducted by the Corporation between 2005 and 2006 did not meet the sale criteria under SFAS No. 140; accordingly, the transactions were treated as on-balance sheet securitizations for accounting purposes. These loans are identified as “owned-in-trust” for purposes of these disclosures. These “owned-in-trust” loans do not pose the same magnitude of risk to the Corporation as those loans owned outright because the potential losses related to owned-in-trust loans above overcollaterization levels will be borne by the bondholders and not the Corporation. Overcollateralization is defined as a type of credit enhancement by which an issuer of bond certificates pledges mortgage loans as collateral in excess of what is assumed to adequately cover the repayment of the bond certificates.

The table below presents the outstanding balance of loans “owned-in-trust” at September 30, 2007, the excess of trust assets over securitized debt in the form of bond certificates due to investors (“overcollateralization”), as well as the related unamortized net premiums/FAS 91 on loans and the allowance for loan losses attributable to the “owned-in-trust” portfolio.

	September 30,	June 30,	March 31,	December 31,
(In millions)	2007	2007	2007	2006
Loans (a)	$3,666	$3,947	$4,240	$4,543
Other real estate	100	83	63	59
Securitization advances	15	37	43	56
Delinquency advances	15	11	11	9
Escrow advances	19	17	18	17

Total trust assets	3,815	4,095	4,375	4,684
Less: Balance of bond certificates	(3,570)	(3,842)	(4,106)	(4,391)

Excess of trust assets (“overcollateralization”)	245	253	269	293
Unamortized net premiums and net deferred origination fees / costs	91	99	108	117
Allowance for loan losses	(68)	(67)	(66)	(55)

Total exposure	$268	$285	$311	$355

(a) Includes mixed-used loans which are categorized as commercial loans. These loans totaled $25 million at September 30, 2007.

***

Liquidity and Capital Resources

The U.S. credit markets have been marked by unprecedented instability and disruption since the beginning of the third quarter of 2007, making even routine asset sale and funding activities much more challenging for financial institutions. Credit spreads have widened significantly and rapidly, as many investors have allocated their funds to only the highest-quality financial assets such as U.S. government securities. The result of these actions by market participants has made it more difficult for corporate borrowers to raise financing in the credit markets and has reduced the value of most financial assets except the highest-quality obligations.

The sector that has been most severely impacted is the money market sector, where companies raise short-term financing, and the corporate and asset-backed markets where longer-term debt funding is raised. A primary catalyst of the market disruptions has been an abrupt shift by investors away from non-government mortgage-backed securities and asset-backed securities, primarily those backed by subprime mortgage loans.

The Corporation usually finances a portion of its business in the money and corporate bond markets, both of which have been affected by recent financial market developments. Even though it has become more challenging to raise financing in the credit markets, we believe that the challenges are manageable and we have various initiatives underway to ensure our access to stable sources of liquidity.

Banking Subsidiaries

The Corporation’s banking subsidiaries (BPPR and BPNA, or “the banking subsidiaries”) have multiple channels and sources of liquidity. To mitigate exposure to funding risk in the current environment, concrete steps have been taken to reduce the need to access the money markets for financing.

The Corporation’s banking subsidiaries are primarily funded with deposits. As of September 30, 2007, the ending balances deposits were $16.1 billion for BPPR and $10.6 billion for BPNA, excluding intercompany balances between these two entities.

Borrowings at the banking subsidiaries amounted to $6.9 billion as of September 30, 2007. This includes $1.4 billion in short-term unsecured borrowings.

Several strategies are in place with the objective of mitigating the impact of current market conditions on liquidity risk. Total deposits at the Corporation increased from $25.4 billion as of June 30, 2007 to $26.6 billion as of September 30, 2007, an increase of $1.2 billion or 5%.

Other strategies implemented included the utilization of unpledged liquid assets to raise financing in the repo markets, the proceeds of which were also used to pay off unsecured borrowings. Short-term unsecured borrowings at the banking subsidiaries were reduced from $3.8 billion as of June 30, 2007 to $1.4 billion as of September 30, 2007 which represents a decrease of $2.4 billion or 63%.

It is expected that during the fourth quarter, the Corporation’s announced acquisition of Citibank’s retail banking business in Puerto Rico be completed. The closing of the acquisition is expected to provide BPPR with over approximately $735 million in cash which will further strengthen BPPR’s liquidity position.

Bank Holding Companies

The Corporation’s bank holding companies (“BHCs”, Popular, Inc. and Popular North America) borrow in the money markets and the corporate debt market primarily to finance their non-banking subsidiaries. However, current conditions have made market access more uncertain. As an alternative to raise capital markets financing, the Corporation is working on several initiatives to ensure adequate funding sources are available notwithstanding adverse market conditions.

The Corporation is in the process of securing committed financing facilities with two leading global banking institutions. When market conditions are adequate, the Corporation intends to pursue a capital markets medium-term notes transaction.

The BHCs have additional sources of liquidity available, in the form of credit facilities available from affiliate banking subsidiaries and third party providers.

After the end of the third quarter of 2007, Fitch Ratings reduced the short-term rating of the BHCs to “F-2” from “F-1”, and placed the long-term senior rating on negative watch. The rating is currently “A-”. Fitch Ratings mentioned that the rating actions reflected credit quality pressures from the company’s subprime loan exposure as well as a more difficult environment for BHC funding. In both cases, Fitch Ratings maintained that it believes that both situations are challenging but manageable.

Moodys currently has the Corporation’s senior rating on negative watch. The current level is A2 for the long-term rating and P-1 for the short-term rating.

Standard and Poors, currently has the Corporation’s ratings at BBB+ for senior long-term debt and A-2 for short-term debt, both on stable outlook.

Credit ratings are an important factor in accessing the credit markets. Even though the Corporation is currently several notches above the investment grade threshold, the possibility of ratings downgrades can affect our ability to raise unsecured financing at competitive rates.

The Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations. The ratios of total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage approximated 11.95%, 10.70% and 8.30%, respectively, at September 30, 2007. Also, BPPR and BPNA continue to exceed the well-capitalized guidelines under the federal banking regulations.

* * *

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment, losses on the subprime portfolio, as well as general changes in business market and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Popular, Inc. is a full service financial institution based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its franchise, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker / dealer and insurance services through specialized subsidiaries. In the United States, the Corporation has established a community banking franchise providing a broad range of financial services and products to the communities it serves. Banco Popular North America operates branches in New York, California, Illinois, New Jersey, Florida and Texas, while E-LOAN provides online consumer direct lending for obtaining mortgage, auto and home equity loans, and provides an online platform to raise deposits for BPNA. Popular Financial Holdings offers mortgage and personal loans and provides mortgage loan servicing. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 114 years of experience through these regions while continuing its commitment to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

* * *

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

***

Exhibit A

Financial Summary (unaudited)	Quarter ended		3rd Quarter		Quarter ended	3rd vs 2nd Quarter
	September 30,		2007 vs 2006			2007
	2007	2006	$ Variance	% Variance	June 30, 2007	$ Variance	% Variance
Summary of Operations
(In thousands, except share information)
Interest income	$790,226	$781,331	$8,895	1.1%	$784,911	$5,315	0.7%

Interest expense	430,110	439,293	(9,183)	(2.1)	413,494	16,616	4.0

Net Interest income	360,116	342,038	18,078	5.3	371,417	(11,301)	(3.0)

Provision for loan losses	148,093	63,445	84,648	133.4	115,167	32,926	28.6

Net interest income after provision for loan losses	212,023	278,593	(66,570)	(23.9)	256,250	(44,227)	(17.3)

Net (loss) gain on sale and valuation adjustments of investment securities	(3,089)	7,123	(10,212)	(143.4)	1,175	(4,264)	(362.9)

Trading account (loss) profit	(2,867)	10,019	(12,886)	(128.6)	10,377	(13,244)	(127.6)

Gain on sale of loans and valuation adjustments on loans held-for-sale	5,991	20,113	(14,122)	(70.2)	28,294	(22,303)	(78.8)

Other non-interest income	166,970	154,094	12,876	8.4	163,529	3,441	2.1

Total non-interest income	167,005	191,349	(24,344)	(12.7)	203,375	(36,370)	(17.9)

Personnel costs	152,240	164,696	(12,456)	(7.6)	164,288	(12,048)	(7.3)

Amortization of intangibles	2,234	3,608	(1,374)	(38.1)	2,813	(579)	(20.6)

Other operating expenses	192,499	191,619	880	0.5	193,952	(1,453)	(0.7)

Total operating expenses	346,973	359,923	(12,950)	(3.6)	361,053	(14,080)	(3.9)

Net income before income tax	32,055	110,019	(77,964)	(70.9)	98,572	(66,517)	(67.5)

Income tax	(3,948)	27,859	(31,807)	(114.2)	23,622	(27,570)	(116.7)

Net income	$36,003	$82,160	($46,157)	(56.2)%	$74,950	($38,947)	(52.0)%

Net income applicable to common stock	$33,024	$79,181	($46,157)	(58.3)%	$71,972	($38,948)	(54.1)%

Basic and diluted EPS	$0.12	$0.28			$0.26

Dividends declared per common share	$0.16	$0.16			$0.16

Average common shares outstanding	279,625,715	278,602,482			279,355,701

Average common shares outstanding – assuming dilution	279,625,715	278,812,947			279,443,859

Common shares outstanding at end of period	279,597,529	278,553,152			279,326,816

Market value per common share	$12.28	$19.44			$16.07

Book value per common share	$12.94	$12.38			$12.57

Market capitalization – (In millions)	$3,433	$5,415			$4,489

Selected Average Balances – (In millions)

Total assets	$47,057	$48,376	($1,319)	(2.7)%	$47,140	($83)	(0.2)%

Investment securities available-for-sale and held-to-maturity	9,477	11,367	(1,890)	(16.6)	9,812	(335)	(3.4)

Trading and other investment securities	838	800	38	4.8	817	21	2.6

Total loans *	32,875	32,273	602	1.9	32,766	109	0.3

Earning assets	43,728	44,948	(1,220)	(2.7)	43,828	(100)	(0.2)

Deposits	25,646	23,217	2,429	10.5	24,924	722	2.9

Borrowings	16,725	20,594	(3,869)	(18.8)	17,563	(838)	(4.8)

Interest-bearing liabilities	38,391	39,841	(1,450)	(3.6)	38,422	(31)	(0.1)

Stockholders’ equity	3,903	3,776	127	3.4	3,886	17	0.4

Selected Financial Data at Period-End – (In millions)

Total assets	$47,280	$46,935	$345	0.7%	$46,985	$295	0.6%

Investment securities available-for-sale and held-to-maturity	9,158	10,516	(1,358)	(12.9)	9,404	(246)	(2.6)

Trading and other investment securities	842	749	93	12.4	837	5	0.6

Total loans *	33,321	31,757	1,564	4.9	32,752	569	1.7

Earning assets	43,955	43,567	388	0.9	43,568	387	0.9

Deposits	26,602	23,137	3,465	15.0	25,386	1,216	4.8

Borrowings	16,017	19,437	(3,420)	(17.6)	17,109	(1,092)	(6.4)

Interest-bearing liabilities	38,643	38,752	(109)	(0.3)	38,214	429	1.1

Stockholders’ equity	3,804	3,636	168	4.6	3,697	107	2.9

Performance Ratios

Net interest yield **	3.30%	3.05%			3.39%

Return on assets	0.30	0.67			0.64

Return on common equity	3.52	8.75			7.80

Credit Quality Data – (Dollars in millions)

Net loans charged-off	$112.7	$59.9	$52.8	88.1%	$92.1	$20.6	22.4%

Allowance for loan losses	$600	$487	$113	23.2	$565	$35	6.2

Non-performing assets	$1,142	$738	$404	54.7	$971	$171	17.6

Non-performing assets to total assets	2.42%	1.57%			2.07%

Non-performing assets to loans held-in-portfolio	3.47	2.36			3.02

Non-performing loans to loans held-in-portfolio	3.07	2.09			2.67

Allowance for loan losses to non-performing loans	59.53	74.50			65.81

Allowance for loan losses to loans held-in-portfolio	1.82	1.56			1.76

*Includes loans held-for-sale
**Not on a taxable equivalent basis
Notes: Certain reclassifications have been made to prior periods to conform with this quarter.

Financial Summary (unaudited)	For the nine months ended
	September 30,
	2007	2006	$ Variance	% Variance
Summary of Operations (In thousands, except share information)

Interest income	$2,348,732	$2,285,578	$63,154	2.8%

Interest expense	1,262,217	1,217,997	44,220	3.6

Net Interest income	1,086,515	1,067,581	18,934	1.8

Provision for loan losses	359,606	179,488	180,118	100.4

Net interest income after provision for loan losses	726,909	888,093	(161,184)	(18.1)

Net gain on sale and valuation adjustments of investment securities	79,857	5,039	74,818

Trading account (loss) profit	(6,654)	23,324	(29,978)	(128.5)

Gain on sale of loans and valuation adjustments on loans held-for-sale	37,719	96,428	(58,709)	(60.9)

Other non-interest income	511,634	479,377	32,257	6.7

Total non-interest income	622,556	604,168	18,388	3.0

Personnel costs	494,903	509,231	(14,328)	(2.8)

Amortization of intangibles	8,030	9,160	(1,130)	(12.3)

Impact of change in fiscal period at certain subsidiaries	—	9,741	(9,741)	(100.0)

Other operating expenses	580,421	578,025	2,396	0.4

Total operating expenses	1,083,354	1,106,157	(22,803)	(2.1)

Net income before income tax	266,111	386,104	(119,993)	(31.1)

Income tax	36,511	88,060	(51,549)	(58.5)

Net income	$229,600	$298,044	($68,444)	(23.0)%

Net income applicable to common stock	$220,665	$289,109	($68,444)	(23.7)%

Basic and diluted EPS	$0.79	$1.04

Dividends declared per common share	$0.48	$0.48

Average common shares outstanding	279,355,496	278,349,354

Average common shares outstanding – assuming dilution	279,433,512	278,605,105

Common shares outstanding at end of period	279,597,529	278,553,152

Selected Average Balance– (In millions)

Total assets	$47,168	$48,630	($1,462)	(3.0)%

Investment securities available-for-sale and held-to-maturity	9,779	11,796	(2,017)	(17.1)

Trading and other investment securities	848	817	31	3.8

Total loans *	32,767	32,048	719	2.2

Earning assets	43,843	45,247	(1,404)	(3.1)

Deposits	24,973	22,947	2,026	8.8

Borrowings	17,531	21,219	(3,688)	(17.4)

Interest-bearing liabilities	38,491	40,213	(1,722)	(4.3)

Stockholders’ equity	3,871	3,719	152	4.1

Performance Ratios

Net interest yield **	3.30%	3.14%

Return on assets	0.65	0.82

Return on common equity	8.01	11.00

Credit Quality Data – (Dollars in millions)

Net loans charged-off	$281.6	$156.4	$125.2	80.1%

Allowance for loan losses	$600	$487	$113	23.2

Non-performing assets	$1,142	$738	$404	54.7

Non-performing assets to total assets	2.42%	1.57%

Non-performing assets to loans held-in-portfolio	3.47	2.36

Non-performing loans to loans held-in-portfolio	3.07	2.09

Allowance for loan losses to non-performing loans	59.53	74.50

Allowance for loan losses to loans held-in-portfolio	1.82	1.56

*Includes loans held-for-sale
**Not on a taxable equivalent basis
Notes: Certain reclassifications have been made to prior periods to conform with this period.